Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports First Quarter 2020 Results and Provides Update on COVID-19 Impact

STAMFORD, CONNECTICUT - April 27, 2020 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2020 GAAP earnings per diluted share (EPS) of $1.05, compared to $1.36 in the first quarter of 2019. Excluding Special Items, first quarter 2020 EPS was $1.15, compared to $1.45 in the first quarter of 2019. We estimate that COVID-19 related factors reduced both GAAP and adjusted EPS in the first quarter by approximately $0.15-$0.20. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

First quarter 2020 sales were $798 million, a decline of 4% compared to the first quarter of 2019. The sales decline was comprised of an $80 million, or 10%, decline in core sales and $7 million, or 1%, of unfavorable foreign exchange, partially offset by a $54 million, or 7%, benefit from acquisitions. We believe that the core sales decline was largely attributable to COVID-19 related factors. Including $2.5 million of acquisition-related deferred revenue, sales in the first quarter of 2020 were $800 million, and the acquisition benefit was $56 million. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

First quarter 2020 operating profit was $89 million, compared to $114 million in the first quarter of 2019. Operating profit margin was 11.1%, compared to 13.7% last year. Excluding Special Items, first quarter 2020 operating profit was $96 million, compared to $120 million last year. Excluding Special Items, operating profit margin was 12.0%, compared to 14.4% last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

Max Mitchell, Crane Co. President and Chief Executive Officer stated: “Our businesses all executed extremely well in the quarter despite the impacts of COVID-19 on demand, and on our supply chain and operations. In this difficult period, I have been incredibly proud of Crane's 12,000 global associates who have responded quickly and effectively to the challenges posed by this pandemic. Crane Co. is fortunate to have a deep and experienced leadership team that has managed through multiple downturns in the past, as well as a strong balance sheet with ample liquidity, and a diverse portfolio of strong and durable businesses. I am highly confident in the strength and resilience of Crane’s portfolio, and in our long-term outlook.”

Cash Flow, Liquidity, and Other Financial Metrics
Cash used for operating activities in the first quarter of 2020 was $36 million, compared to a use of $100 million in 2019. Capital expenditures in the first quarter of 2020 were $8 million, compared to $20 million last year. First quarter 2020 free cash flow (cash provided by operating activities less capital spending) was negative $43 million reflecting normal seasonality, and compared to negative $120 million last year.

The Company's cash position was $303 million at March 31, 2020, compared to $394 million at December 31, 2019. Total debt was $1,221 million at March 31, 2020, compared to $991 million at December 31, 2019. Neither cash nor debt balances reflect the $343 million 364-day term loan which closed on April 16, 2020.
Rich Maue, Crane Co. Senior Vice President and Chief Financial Officer, added: "Crane Co. is in a solid financial position, with a strong balance sheet and substantial liquidity. We recently further enhanced our liquidity position with a $343 million term loan. As of April 16, 2020, we have liquidity of approximately $811 million, comprised of $549 million in cash, and $262 million available under our revolving credit facility. We expect that we will reduce leverage naturally over the course of 2020."

First Quarter 2020 Segment Results
All comparisons detailed in this section refer to operating results for the first quarter 2020 versus the first quarter 2019.
Fluid Handling

	First Quarter		Change
(dollars in millions)	2020	2019
Sales	$257	$274	$(17)	(6%)

Operating Profit	$28	$34	$(6)	(18%)
Operating Profit, before Special Items*	$31	$36	$(5)	(14%)

Profit Margin	10.9%	12.5%
Profit Margin, before Special Items*	12.2%	13.3%

*Please see the attached Non-GAAP Financial Measures tables
Sales of $257 million decreased $17 million, or 6%, driven by a $23 million, or 9%, decline in core sales and a $3 million, or $1%, impact from unfavorable foreign exchange, partially offset by a $9 million, or

3%, benefit from an acquisition. Operating profit margin declined to 10.9%, compared to 12.5% last year, primarily reflecting lower volumes and higher acquisition-related and integration charges related to the January 2020 I&S acquisition, partially offset by productivity and repositioning benefits. Excluding Special Items, operating margin declined to 12.2%, compared to 13.3% last year. Fluid Handling order backlog was $293 million at March 31, 2020, compared to $267 million at December 31, 2019, and compared to $285 million at March 31, 2019.
Payment & Merchandising Technologies

	First Quarter		Change
(dollars in millions)	2020	2019
Sales	$297	$304	$(6)	(2%)
Sales, including acquisition-related deferred revenue*	$300	$304	$(4)	(1%)

Operating Profit	$26	$43	$(17)	(39%)
Operating Profit, before Special Items*	$31	$47	$(16)	(34%)

Profit Margin	8.9%	14.2%
Profit Margin, before Special Items*	10.3%	15.4%

*Please see the attached Non-GAAP Financial Measures tables
Sales of $297 million decreased $6 million, or 2%, driven by a $47 million, or 15%, decline in core sales and a $4 million, or 1%, impact from unfavorable foreign exchange, partially offset by a $44 million, or 15%, benefit from an acquisition. Including $2.5 million of acquisition-related deferred revenue, sales in the first quarter of 2020 were $300 million. Operating profit margin declined to 8.9%, from 14.2% last year, primarily reflecting lower core volumes, unfavorable mix, and higher acquisition-related and integration charges related to the Cummins Allison acquisition, partially offset by productivity and repositioning benefits. Excluding Special Items, operating profit margin declined to 10.3%, from 15.4% last year.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2020	2019
Sales	$193	$195	$(2)	(1%)

Operating Profit	$44	$45	$(1)	(2%)
Operating Profit, before Special Items*	$44	$45	$(2)	(4%)

Profit Margin	22.7%	23.0%
Profit Margin, before Special Items*	22.7%	23.3%

*Please see the attached Non-GAAP Financial Measures tables
Sales of $193 million decreased $2 million, or 1%, driven by lower core sales. Operating profit margin declined to 22.7%, from 23.0% last year, primarily reflecting lower core volumes, partially offset by strong productivity. Excluding Special Items, operating profit margin declined to 22.7%, from 23.3% last year. Aerospace & Electronics' order backlog was $548 million at March 31, 2020, compared to a record $567 million at December 31, 2019, and compared to $487 million at March 31, 2019.
Engineered Materials

	First Quarter		Change
(dollars in millions)	2020	2019
Sales	$51	$60	$(9)	(15%)

Operating Profit	$7	$9	$(3)	(27%)

Profit Margin	13.6%	15.8%
Sales decreased $9 million, or 15%, driven primarily by lower sales to Recreational Vehicle customers. Operating margin declined to 13.6%, from 15.8% last year, primarily reflecting lower volumes.

Updating Full Year Outlook
In light of uncertainty regarding the potential impact of the COVID-19 pandemic on demand and operations, Crane Co. is withdrawing all elements of its previously issued full-year 2020 earnings guidance that was originally provided on January 27, 2020, and reiterated at its 2020 Investor Conference held on

February 27, 2020. This uncertainty poses unique and substantial challenges for normal forecasting methodologies, making it difficult to accurately project future financial results.

The company’s current and best estimate of full-year 2020 GAAP EPS is $2.35-$3.60, and excluding Special Items, EPS of $3.00-$4.25. Sales are now expected to be $2.8-$3.0 billion, reflecting a core sales decline of approximately 17% to 22%. Full-year 2020 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $200-$250 million. (Please see the attached non-GAAP Financial Measures tables.)

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 28, 2020 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid

Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 12,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the management’s current beliefs, expectations, plans, assumptions and objectives regarding Crane Co.’s future financial performance and are subject to significant risks and uncertainties. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in these forward-looking statements. Such factors include, among others: uncertainties regarding the extent and duration of the impact of COVID-19 on many aspects of our business; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; the financial condition of our customers and suppliers; economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States; competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers; our ability to value and successfully integrate acquisitions, to realize synergies and opportunities for growth and innovation, and to attract and retain highly qualified personnel and key management; a reduction in congressional appropriations that affect defense spending and our ability to predict the timing and award of substantial contracts in our banknote business; adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims; adverse effects as a result of environmental remediation activities, costs, liabilities and related claims; investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and other risks noted in reports that we file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent reports filed with the Securities and Exchange Commission. Such reports are available on the Securities Exchange Commission’s website (www.sec.gov). Crane Co. does not undertake to update any forward-looking statements.

(Financial Tables Follow)

CRANE CO.
Income Statement Data
(in millions, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Net sales:
Fluid Handling	$256.7	$273.7
Payment & Merchandising Technologies	297.4	303.8
Aerospace & Electronics	192.9	194.6
Engineered Materials	50.9	59.6
Total net sales	$797.9	$831.7

Operating profit (loss):
Fluid Handling	$28.0	$34.1
Payment & Merchandising Technologies	26.4	43.2
Aerospace & Electronics	43.8	44.8
Engineered Materials	6.9	9.4
Corporate	(16.5)	(17.8)
Total operating profit	88.6	113.7

Interest income	0.4	0.6
Interest expense	(12.5)	(11.9)
Miscellaneous, net	3.8	2.0
Income before income taxes	80.3	104.4
Provision for income taxes	17.5	21.9
Net income before allocation to noncontrolling interests	62.8	82.5

Less: Noncontrolling interest in subsidiaries' earnings	—	0.1

Net income attributable to common shareholders	$62.8	$82.4

Share data:
Earnings per diluted share	$1.05	$1.36

Average diluted shares outstanding	59.6	60.7
Average basic shares outstanding	58.8	59.8

Supplemental data:
Cost of sales	$513.3	$528.0
Selling, general & administrative	196.0	190.0
Acquisition-related and integration charges [1]	5.2	1.1
Repositioning related charges, net of gain on property sale [1]	0.1	5.3
Depreciation and amortization [1]	29.9	27.7
Stock-based compensation expense [1]	5.8	5.5

1 Amounts included within cost of sales and selling, general & administrative costs.

Totals may not sum due to rounding

CRANE CO.
Condensed Balance Sheets
(in millions)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$302.8	$393.9
Accounts receivable, net	543.5	555.1
Current insurance receivable - asbestos	14.1	14.1
Inventories, net	489.5	457.3
Other current assets	96.3	79.5
Total current assets	1,446.2	1,499.9

Property, plant and equipment, net	607.1	616.3
Long-term insurance receivable - asbestos	80.1	83.6
Other assets	766.0	751.5
Goodwill	1,565.2	1,472.4

Total assets	$4,464.6	$4,423.7

Liabilities and equity
Current liabilities
Short-term borrowings	$378.7	$149.4
Accounts payable	250.2	311.1
Current asbestos liability	65.0	65.0
Accrued liabilities	350.2	378.2
Income taxes	13.5	13.0
Total current liabilities	1,057.6	916.7

Long-term debt	842.2	842.0
Long-term deferred tax liability	53.3	55.8
Long-term asbestos liability	631.3	646.6
Other liabilities	472.7	486.3

Total equity	1,407.5	1,476.3

Total liabilities and equity	$4,464.6	$4,423.7

Totals may not sum due to rounding

CRANE CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended March 31,
	2020	2019
Operating activities:
Net income attributable to common shareholders	$62.8	$82.4
Noncontrolling interest in subsidiaries' earnings	—	0.1
Net income before allocations to noncontrolling interests	62.8	82.5
Loss on deconsolidation of joint venture	—	1.2
Depreciation and amortization	29.9	27.7
Stock-based compensation expense	5.8	5.5
Defined benefit plans and postretirement credit	(1.8)	(2.0)
Deferred income taxes	6.1	5.4
Cash used for operating working capital	(123.7)	(203.4)
Defined benefit plans and postretirement contributions	(1.5)	(4.3)
Environmental payments, net of reimbursements	(2.7)	(1.6)
Other	1.3	(1.7)
Subtotal	(23.8)	(90.7)
Asbestos related payments, net of insurance recoveries	(11.7)	(9.7)
Total used for operating activities	(35.5)	(100.4)

Investing activities:
Payments for acquisitions, net of cash acquired	(172.0)	—
Proceeds from disposition of capital assets	2.4	—
Capital expenditures	(7.8)	(19.8)
Impact of deconsolidation of joint venture	—	(0.2)
Total used for investing activities	(177.4)	(20.0)

Financing activities:
Dividends paid	(25.5)	(23.4)
Reacquisition of shares on open market	(70.0)	—
Stock options exercised, net of shares reacquired	0.1	(0.4)
Repayment of long-term debt	—	(1.4)
Proceeds from issuance of long-term debt	—	3.0
Proceeds from issuance of commercial paper with maturities greater than 90 days	170.0	55.5
Net proceeds from issuance of commercial paper with maturities of 90 days or less	14.5	—
Net borrowings under revolving credit facility	45.2	—
Total provided by financing activities	134.3	33.3

Effect of exchange rate on cash and cash equivalents	(12.5)	0.5
Decrease in cash and cash equivalents	(91.1)	(86.6)
Cash and cash equivalents at beginning of period	393.9	343.4
Cash and cash equivalents at end of period	$302.8	$256.8

Totals may not sum due to rounding

CRANE CO.
Order Backlog
(in millions)

	March 31, 2020		December 31, 2019		September 30, 2019	June 30, 2019	March 31, 2019
Fluid Handling	$293.4	[1]	$267.0		$272.1	$274.9	$284.8
Payment & Merchandising Technologies	326.3	[2]	311.4	[2]	291.8	286.8	322.2
Aerospace & Electronics	547.5		567.4		564.3	502.8	487.1
Engineered Materials	10.8		9.4		10.1	11.5	12.3
Total backlog	$1,178.0		$1,155.2		$1,138.3	$1,076.0	$1,106.4

1 Includes $12 million as of March 31, 2020 of backlog pertaining to the I&S business acquired in January 2020

2 Includes $43 million and $44 million as of March 31, 2020 and December 31, 2019, respectively, of backlog pertaining to the Cummins Allison business acquired in December 2019.

Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended March 31,
	2020	2019	Percent Change
INCOME ITEMS
Net sales - GAAP	$797.9	$831.7	(4.1)%
Acquisition-related deferred revenue [1]	2.5	-
Net sales before special items	$800.4	$831.7	(3.8)%

Operating profit - GAAP	88.6	113.7	(22.1)%
Percentage of sales	11.1%	13.7%

Special items impacting operating profit:
Acquisition-related deferred revenue [1]	2.5	-
Acquisition-related and integration charges	5.2	1.1
Repositioning related charges, net of gain on property sale	0.1	5.3
Operating profit before special items	$96.4	$120.1	(19.7)%
Percentage of sales	12.0%	14.4%

Net income attributable to common shareholders - GAAP	$62.8	$82.4	(23.8)%
Per Share	$1.05	$1.36	(22.8)%

Special items impacting net income attributable to common shareholders:
Acquisition-related deferred revenue - net of tax [1]	1.9	-
Per share	$0.03
Acquisition-related and integration charges - net of tax	3.9	0.9
Per share	$0.07	$0.01
Repositioning related charges, net of gain on property sale - net of tax	0.2	4.2
Per share	$0.00	$0.07
Deconsolidation of joint venture - net of tax	-	0.8
Per share		$0.01
Net income attributable to common shareholders before special items	$68.8	$88.3	(22.1)%
Per diluted share	$1.15	$1.45	(20.7)%

	Three Months Ended March 31,
	2020	2019
Special items impacting provision for income taxes:
Provision for income taxes - GAAP	$17.5	$21.9
Tax effect of acquisition-related deferred revenue [1]	0.6	-
Tax effect of acquisition-related and integration charges	1.3	0.2
Tax effect of repositioning related charges	(0.1)	1.1
Tax effect of deconsolidation of joint venture	-	0.4
Provision for income taxes before special items	$19.3	$23.6

1 Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.

Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures
(in millions)

For the three months ended March 31, 2020	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales - GAAP	$256.7	$297.4	$192.9	$50.9	$—	$797.9
Acquisition-related deferred revenue[1]	-	2.5	-	-	-	2.5
Net sales before special items	$256.7	$299.9	$192.9	$50.9	$—	$800.4

Operating profit (loss) - GAAP	28.0	26.4	43.8	6.9	(16.5)	88.6
Acquisition-related deferred revenue[1]	-	2.5	-	-	-	2.5
Acquisition-related and integration charges	1.9	3.2	-	-	0.1	5.2
Repositioning related charges, net of gain on property sale	1.3	(1.2)	-	-	-	0.1
Operating profit (loss) before special items	$31.2	$30.9	$43.8	$6.9	$(16.4)	$96.4
Percentage of sales	12.2%	10.3%	22.7%	13.6%		12.0%

For the three months ended March 31, 2019	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales	$273.7	$303.8	$194.6	$59.6	$—	$831.7

Operating profit (loss) - GAAP	34.1	43.2	44.8	9.4	(17.8)	113.7
Acquisition-related and integration charges	-	1.1	-	-	-	1.1
Repositioning related charges, net of gain on property sale	2.2	2.6	0.6	-	-	5.3
Operating profit (loss) before special items	$36.3	$46.9	$45.4	$9.4	$(17.8)	$120.1
Percentage of sales	13.3%	15.4%	23.3%	15.8%		14.4%

1 Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.

Totals may not sum due to rounding

CRANE CO.
Guidance
(in millions, except per share data)

	2020 Full Year Guidance
SALES GUIDANCE:	Low	High

Sales - GAAP basis	$2,740	$2,940
Acquisition-related deferred revenue[1]	10	10
Sales - non-GAAP basis	$2,750	$2,950

	2020 Full Year Guidance
EARNINGS PER SHARE GUIDANCE:	Low	High

Earnings per share - GAAP basis	$2.35	$3.60
Repositioning costs	0.10	0.10
M&A related, net	0.35	0.35
COVID-19 related repositioning and other	0.20	0.20
Earnings per Share - non-GAAP basis	$3.00	$4.25

	Three Months Ended March 31,		2020 Full Year Guidance
CASH FLOW ITEMS:	2020	2019	Low	High
Cash provided by operating activities before asbestos-related payments	$(23.8)	$(90.7)	$295.0	$345.0
Asbestos-related payments, net of insurance recoveries	(11.7)	(9.7)	(50.0)	(50.0)
Cash provided by operating activities	(35.5)	(100.4)	245.0	295.0
Less: Capital expenditures	(7.8)	(19.8)	(45.0)	(45.0)
Free cash flow	$(43.3)	$(120.2)	$200.0	$250.0

1 Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.

Totals may not sum due to rounding

Certain non-GAAP measures have been provided to facilitate comparison with the prior year.
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods, providing investors with a clearer view of the underlying trends of the business. Management also uses these non-GAAP financial measures in making financial, operating, planning and compensation decisions and in evaluating the Company's performance.

In addition, Free Cash Flow provides supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company's long-term debt. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.